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A New Home for Altera – Intel to Acquire Altera

June 24, 2015

By Sue Martenson

John Daane and Intel CEO Brian Krzanich (right) held two All-Hands Meetings for Altera employees on June 1, 2015; the meetings were broadcast from the auditorium in San Jose.

Monday, June 1, 2015, was a momentous day in Altera history when Intel and Altera announced a definitive agreement under which Intel will acquire Altera. There had been many rumors in the press of a possible acquisition for the past few months, and the transaction, which had been approved by the Altera Board of Directors on the previous Sunday, was confirmed and made public that Monday morning. The completion of the transaction is subject to customary regulatory approvals and customary closing conditions, including the approval of Altera’s stockholders. The closing is expected to take six to nine months to complete.

On the day of the announcement, Altera and Intel jointly hosted two All-hands Meetings on the San Jose campus and broadcast over WebEx to all employees globally. During the meetings Altera CEO John Daane and Intel CEO Brian Krzanich (also known as “BK”) got together on the auditorium stage to address Altera employees and answer a few questions.

Intel Has a Pervasive Culture of Innovation

John welcomed employees and expressed his excitement. He said, “We have ended up with what I believe is an excellent home for Altera and Altera’s employees. I have spent a lot of time with

Brian and the teams through our engagement with the foundry, and we have had a lot of opportunities to talk to not only the manufacturing organization but many other organizations within Intel as well. They have a pervasive culture of innovation.”

Intel is the world’s largest semiconductor manufacturer, with more than $50B in revenue in FY2014 and a nearly 50-year legacy of innovation in Silicon Valley and around the world.

Altera employees in San Jose Café (left photo) and conference room 3171 (right photo) listening.

Altera employees filled the San Jose auditorium to hear from the two CEOs.

John continued, “There is a lot of synergy there. In addition, we can take great advantage of some relationships they have with customers, and through that we can accelerate sales of FPGAs over the competition. We are looking forward to that. And finally, we can marry together some of our technologies in spaces we are not in and create some new categories of products and some new opportunities. And I’m really excited about that.”

Intel Vision: Whatever Can Be Done, Can Be Outdone.

John then introduced Intel CEO Brian Krzanich and invited him to take the stage. BK presented the Intel mission, corporate strategy and business objectives. The Intel core vision centers around the philosophy that “Whatever can be done, can be outdone.”

Regarding how the two companies can do business together, he said, “Working together, John and I learned we have different words for the same things. At Intel, we break the world into four mega-blocks – Client Computing, which is everything from phones to high-end work stations and PCs, and we are in all segments of that. Data Centers includes telecom, networking, and storage. In IoT (Internet of Things), which for us is the broadest category and includes more of what Altera does — this includes everything from robots and drones to industrial systems, machine learning, and just about everything across the spectrum. We also are in a group of Wearables, and we see FPGA applications going into the wearable space.”

BK shares his core vision for Intel.

Next, John and BK answered questions from employees. One employee asked why Intel wanted to buy Altera, instead of just continuing to work together as foundry and foundry customer.

BK said, “There are three reasons. One reason is we can accelerate the roadmap for products we do together. Two, is the massive data center opportunity, and three, is the IoT opportunity. Especially in the Data Center space–we have customers asking for these products. We have almost two years of experience working with the Altera team because of the foundry agreement, so our time-to-market should be cut significantly. Designers are in here, they know the tools, they know the silicon, there is a lot of teamwork between the two of us so it made a lot of sense.”

BK continued, “Also, we looked at the culture of the organization. We are buying an organization; we are not buying a bunch of technology. At the end of the day, that’s all replaceable. It was very easy for me to come over and talk to you. The cultures are very similar, and I think it is a good fit.”

Integration Teams Are in Place

With the merger announcement under our belt, the two companies have established Integration Teams that will focus on the planning required for a smooth integration. Helping to guide the companies through this process are John Sakamoto, appointed as VP of Integration Planning for Altera, and Steve Megli, Vice President and Managing Director, Intel Strategic Transactions Group. John and Steve, along with a team of senior leaders from both companies, will be in charge of ensuring we have the most effective integration processes to combine the best of both companies and that we’re ready to implement them soon after the merger closes.

In the meantime, Altera is an independent company, and John Daane and senior leadership urge all employees to stay focused on business as usual, serving customers, completing 2015 projects, and setting 2016 goals.

John Daane emphasized at the All-Hands Meeting, “It is important we continue to put a pipeline of products out to market. Also important is to focus on design wins, on new business and to service that business that we win. So everything we have been working on, all the goals we have are still things we want to continue to focus on and execute on. I want everybody to understand it is business as usual.”

Along with many other organizations throughout the company, Jocelyn King, Senior Director of Corporate Marketing, held a department lunch with Q&A for the Corporate Marketing and Technical Communications teams.

Your Questions About the Merger

If you have questions about the merger, please visit the FAQs (frequently asked questions) documents on the Intel-Altera Acquisition Information for Altera Employees Sharepoint site to see if they are already answered. Also, you can send your questions to EmployeeComms@Altera.com. Based on your submissions, there will be periodic updates to the employee FAQ (frequently asked questions) that were first provided when the transaction was announced. In addition, your questions will help the integration team with their planning to ensure all issues and items are taken into consideration.

Additional Information and Where to Find It

Altera Corporation (the “Company”) plans to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the special meeting of the Company’s stockholders to be held in connection with the transaction (the “Special Meeting”). Promptly after filing its Proxy Statement in definitive form with the SEC, the Company will mail the Proxy Statement to each stockholder entitled to vote at the Special Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Proxy Statement and any other documents filed by the Company with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov), at the transaction website (http://intelacquiresaltera.transactionannouncement.com), at the Company’s website (http://www.Altera.com) (under “Investor”, “SEC Filings”) or by writing to Investor Relations, Altera Corporation, 101 Innovation Drive, San Jose, CA 95134.

The Company, its directors and certain executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, together with information regarding Intel or any Intel director or executive officer to the extent they may be deemed participants in the solicitation, will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Special Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2015, and in any subsequent Statements of Change in Ownership on Form 4 filed by such individuals with the SEC.

Sue Martenson is Senior Manager of Corporate Communications in Corporate Marketing and is based in San Jose.